DATE: October 30, 2020
XENIA HOTELS & RESORTS REPORTS THIRD QUARTER 2020 RESULTS
Orlando, FL – October 30, 2020 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended September 30, 2020.
Company Highlights
•36 of the Company's 37 hotels and resorts are open and operating, representing approximately 95% of the Company's total room count, as of October 30, 2020.
•Currently the Company has approximately $600 million of liquidity, including cash and cash equivalents and availability under its revolving credit facility. The Company's estimate of average monthly recurring net cash expenses has been reduced to approximately $14.5 million, including debt service and excluding capital expenditures, assuming no changes in current levels of demand. Additionally, the Company has no debt maturities until 2023.
•In October the Company completed the sale of Residence Inn Boston Cambridge for $107.5 million and Marriott Napa Valley Hotel & Spa for $100.1 million. Additionally, the Company entered into two separate agreements to sell Renaissance Austin Hotel and Hotel Commonwealth for $70 million and $113 million, respectively.
•The waiver period for the testing of the financial covenants under the Company's revolving credit facility and remaining term loans has been extended through year-end 2021, with relaxed financial covenants through the first quarter of 2023.
•As of October 28, 2020, preliminary operational results have continued to improve at the 36 open and operating hotels with occupancy of approximately 33% and an ADR of approximately $189, resulting in RevPAR of approximately $63.
Third Quarter and Year to Date 2020 Highlights
•Hotel Status: The Company had 31 hotels open and operating for the entire third quarter. At the end of the third quarter, 37 of the Company's 39 hotels were open and operating. One additional hotel recommenced operations and two hotels were sold in October 2020. Currently, Hyatt Regency Portland at the Oregon Convention Center is the Company's only hotel with suspended operations.
•Net Loss: Net loss attributable to common stockholders for the three months ended September 30, 2020 was $52.3 million, or $0.46 per share. Net loss attributable to common stockholders for the nine months ended September 30, 2020 was $187.6 million, or $1.66 per share.
•Adjusted EBITDAre: Adjusted EBITDAre for the three and nine months ended September 30, 2020 was $(21.1) million and $(41.6) million, respectively.
•Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $(0.27) and $(0.58) for the three and nine months ended September 30, 2020, respectively.
•Financing Activity: In the third quarter, the Company issued $300 million of senior secured notes maturing in August 2025 and utilized the net proceeds to repay a portion of the Company's revolving credit facility and a portion of its two term loans maturing in 2022. Concurrently with the notes offering, the Company effectuated amendments to each of its corporate credit agreements. Subsequent to quarter end, the Company completed a $200 million add-on notes offering at a slight premium to par.
“Our decisive actions since the beginning of the pandemic have allowed us to significantly strengthen our balance sheet and bolster our liquidity as we continue to operate in a very challenging environment,” commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “As a result of our strategic actions over the past several years, we came into this crisis with several key advantages that continue to serve us well. Our geographic diversification with an emphasis on Sunbelt locations and a focus on key leisure destinations has resulted in us now having 36 of our 37 hotels and resorts open and operating, with 12 of these properties achieving positive Hotel EBITDA in the third quarter. Our flexible balance sheet and proven financial track record helped provide us with the opportunity to issue $500 million of senior secured notes, eliminating all near-term debt maturities. Our outstanding relationships with our lender group resulted in collaborative negotiations as we obtained covenant waivers through 2021, relaxed covenants through first quarter 2023, and obtained a 2-year extension of our revolving credit facility. Our recent capital investments allowed us to significantly reduce our planned capital expenditures without altering the growth outlook for our portfolio. And, our collection of high-quality desirable assets has proven to be an efficient source of liquidity, as we have been able to negotiate various dispositions at attractive pricing while not negatively impacting the long-term strategic plan for the Company.”
“We continue to appreciate the dedication and efforts of all of our operators’ associates at our hotels and resorts during these difficult times in our industry. Our operators continue to do an outstanding job minimizing expenses while accessing all potential sources of demand. While the recovery is likely to continue to be gradual and choppy before the wide availability of effective COVID-19 vaccines and therapeutics, we are encouraged by recent demand trends as our occupancy has continued to improve at our open hotels through the month of October despite an increase in COVID-19 cases in many parts of the country,” continued Mr. Verbaas. “We continue to believe that our efforts before and during this pandemic to shape our portfolio and balance sheet have positioned us well to deal with these short-term challenges, and we are optimistic about the opportunities that we believe will exist to drive internal and external growth during the inevitable recovery."

Operating Results
The Company’s results include the following:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	Change		2020	2019	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income (loss) attributable to common stockholders(1)	$(52,344)	$10,315	(607.5)%		$(187,608)	$39,791	(571.5)%
Net income (loss) per share available to common stockholders - basic and diluted	$(0.46)	$0.09	(611.1)%		$(1.66)	$0.35	(574.3)%

Same-Property Number of Hotels	38	38	—		38	38	—
Same-Property Number of Rooms	10,645	10,645	—		10,645	10,645	—
Same-Property Occupancy(2)	24.7%	76.9%	(5,221)	bps	28.5%	77.7%	(4,915)	bps
Same-Property Average Daily Rate(2)	$169.77	$216.15	(21.5)%		$205.21	$225.12	(8.8)%
Same-Property RevPAR(2)	$41.95	$166.26	(74.8)%		$58.49	$174.82	(66.5)%
Same-Property Hotel EBITDA(2)(3)	$(15,541)	$65,325	(123.8)%		$(23,603)	$240,343	(109.8)%
Same-Property Hotel EBITDA Margin(2)(3)	(24.4)%	25.2%	(4,958)	bps	(8.1)%	28.6%	(3,674)	bps

Total Portfolio Number of Hotels(4)	39	40	(1)		39	40	(1)
Total Portfolio Number of Rooms(4)	11,245	11,167	78		11,245	11,167	78
Total Portfolio RevPAR(5)	$39.71	$164.25	(75.8)%		$56.00	$171.85	(67.4)%

Adjusted EBITDAre(3)	$(21,121)	$62,579	(133.8)%		$(41,637)	$230,123	(118.1)%
Adjusted FFO(3)	$(30,557)	$53,330	(157.3)%		$(66,184)	$184,848	(135.8)%
Adjusted FFO per diluted share	$(0.27)	$0.47	(157.4)%		$(0.58)	$1.62	(135.8)%
(1)Net loss for the three and nine months ended September 30, 2020 reflects the impact of $8.9 million and $29.0 million of non-cash impairment charges, respectively.
(2)"Same-Property” includes all hotels owned as of September 30, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three and nine months ended September 30, 2020, as if all hotels rooms were available for sale. "Same-Property" also includes disruption from the COVID-19 pandemic in 2020 and renovation disruption for multiple capital projects during the periods presented, and excludes the NOI guaranty payment at Andaz San Diego.
(3)See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures. During the third quarter of 2020, the Company changed the year-to-date presentation of Adjusted EBITDAre and Adjusted FFO to exclude income attributed to deposits recognized from terminated transactions as it was considered non-recurring investment activities, which included $2.0 million of other income that was recognized in the second quarter of 2020.
(4)As of end of periods presented.
(5)Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company. Includes hotels that had temporarily suspended operations for a portion of the three and nine months ended September 30, 2020, as if all hotels rooms were available for sale.

Operations Update
As of September 30, 2020, 37 of the Company's 39 hotels and resorts were open and operating.
The following table provides operating information for the Company’s portfolio during the third quarter. This information includes only the days the hotels and resorts were open and operating during the periods presented, categorized by timing of recommencement of operations.

	July 2020	August 2020	September 2020	Third Quarter 2020
8 Hotels that Never Suspended Operations in 2020(1)
Number of Hotels	8	8	8	8
Number of Rooms	1,345	1,345	1,345	1,345
Occupancy	30.0%	35.6%	37.9%	34.5%
Average Daily Rate	$157.74	$165.97	$170.00	$165.00
RevPAR	$47.39	$59.07	$64.40	$56.87

5 Hotels that Recommenced Operations in May
Number of Hotels	5	5	5	5
Number of Rooms	495	495	495	495
Occupancy	47.7%	48.4%	55.1%	50.4%
Average Daily Rate	$203.52	$205.16	$220.86	$210.24
RevPAR	$97.11	$99.27	$121.78	$105.88

13 Hotels that Recommenced Operations in June(2)
Number of Hotels	13	13	13	13
Number of Rooms	5,049	5,049	5,049	5,049
Occupancy	22.5%	27.2%	31.4%	27.0%
Average Daily Rate	$162.03	$161.38	$155.69	$159.40
RevPAR	$36.51	$43.90	$48.91	$43.05

9 Hotels that Recommenced Operations in July
Number of Hotels	9	9	9	9
Number of Rooms	2,455	2,455	2,455	2,455
Occupancy	15.9%	28.0%	26.5%	24.3%
Average Daily Rate	$193.49	$175.57	$186.54	$182.92
RevPAR	$30.73	$49.17	$49.36	$44.53

All Properties Operating during Some or All of the Quarter(1,2,3)
Number of Hotels	35	35	37	37
Number of Rooms	9,344	9,344	10,176	10,176
Occupancy	23.9%	29.7%	31.6%	28.5%
Average Daily Rate	$170.04	$169.45	$169.45	$169.60
RevPAR	$40.61	$50.40	$53.50	$48.41

All Properties Operating during Some or All of the Quarter, and Owned as of October 30, 2020(3,4)
Number of Hotels	33	33	35	35
Number of Rooms	8,848	8,848	9,680	9,680
Occupancy	23.8%	29.2%	31.4%	28.3%
Average Daily Rate	$169.23	$169.44	$168.47	$169.01
RevPAR	$40.21	$49.40	$52.93	$47.76
1.One hotel temporarily suspended operations in June due to property damage sustained during protests in the market. Includes operating information for Residence Inn Boston Cambridge, which was sold on October 1, 2020.
2.Includes operating information for Marriott Napa Valley Hotel & Spa, which was sold on October 22, 2020.
3.Includes operating information for two properties that recommenced operations in September 2020.
4.Excludes operating information for Residence Inn Boston Cambridge, which was sold on October 1, 2020, and Marriott Napa Valley Hotel & Spa, which was sold on October 22, 2020.

Transactions
Subsequent to quarter end, and as previously announced, in October the Company completed the sale of Residence Inn Boston Cambridge for a price of $107.5 million, or approximately $486,500 per key.
On October 22, the Company completed the sale of the 275-room Marriott Napa Valley Hotel & Spa in Napa, California for a price of $100.1 million, or approximately $364,000 per key. The sale price represented a 9.7x multiple and an 8.9% capitalization rate on the hotel's 2019 Hotel EBITDA and net operating income, respectively. The Company realized an unlevered IRR of 10.5% on this investment since acquiring the hotel for $72 million in 2011. Proceeds from the sale were utilized to repay borrowings under the Company’s revolving credit facility and for general corporate purposes. The Company also retained the approximately $1.5 million balance in the FF&E reserve.
“We are pleased to have completed the sale of Marriott Napa Valley Hotel & Spa,” said Mr. Verbaas. “While we remain bullish on the long-term strength of the Napa market, as evidenced by our ownership of Andaz Napa, a high-quality luxury lifestyle hotel, the sale of Marriott Napa allowed us to create additional balance sheet flexibility and enhance the Company’s overall liquidity. The dispositions of Residence Inn Boston Cambridge, our last remaining hotel outside of the Luxury and Upper Upscale segments, and Marriott Napa, our older, lower quality and more group-focused hotel in the Napa market, are in-line with our continued strategy of portfolio enhancement while focusing on our long-term growth profile. Additionally, these sales eliminated the need for us to make significant capital investments into these properties in the years ahead.”
In addition to these completed transactions, the Company has entered into two separate agreements to sell the 492-room Renaissance Austin Hotel for a price of $70 million and the 245-room Hotel Commonwealth for a price of $113 million. Each of these transactions is expected to close before the end of the year and is subject to customary closing conditions. The transactions are not subject to any financing contingencies. Both buyers have substantial non-refundable deposits at-risk should they default on their obligations.
“The agreed-upon dispositions of Renaissance Austin Hotel and Hotel Commonwealth are further evidence of our ability to efficiently enhance our liquidity and balance sheet strength by monetizing diverse assets in our portfolio,” continued Mr. Verbaas. “The sale price for Renaissance Austin Hotel is reflective of its nature as a group-oriented hotel with significant short-term capital needs, while the strong pricing for Hotel Commonwealth, at 11.8x 2019 Hotel EBITDA, reflects a very competitive process for this desirable asset. If both of these transactions are completed as anticipated, we will have sold four hotels during this pandemic for a total price of $391 million, representing an approximately 10x multiple on 2019 Hotel EBITDA. The asset sales and financing activities we have focused on this year have proven to be an efficient way of raising capital for the Company, emphasizing our focus on preserving and growing shareholder value and positioning the Company to be opportunistic in the years ahead.”
Capital Markets
In August, the Company issued $300 million of 6.375% senior secured notes maturing in August 2025. The Company utilized net proceeds to repay $194 million of the Company's revolving credit facility and an aggregate of $88 million on its two term loans maturing in 2022. The remainder of the net proceeds were retained by the Company for general corporate purposes
In October, the Company issued an additional $200 million aggregate principal amount of the 6.375% senior secured notes maturing in August 2025 at a price equal to 100.25% of face value. Proceeds from the add-on notes offering, along with cash available on the Company's balance sheet, were used to pay off the two term loans maturing in 2022 and the $51 million mortgage loan collateralized by Marriott Dallas Downtown.
During the third quarter, the Company did not repurchase any shares of common stock. Year to date, the Company repurchased a total of 165,516 shares of common stock for total consideration of $2.3 million. As of September 30, 2020, the Company had approximately $94.7 million remaining under its share repurchase authorization.

During the three and nine months ended September 30, 2020, the Company did not issue any shares of its common stock through its At-The-Market ("ATM") program. As of September 30, 2020, the Company had approximately $62.6 million remaining available for sale under the ATM program.
Corporate Credit Facility Amendments
In October, the Company entered into further amendments on its corporate credit facilities (the "October CCF Amendments"). The October CCF Amendments became effective upon the prepayment in full of the Company's two term loans maturing in 2022 and the completion of the October add-on senior secured notes offering.
Key terms of the October CCF Amendments include the following:
•Increased commitments under the revolving credit facility by $23 million to $523 million through February 2022, after which the total commitments will decrease to $450 million through February 2024. This reflects a two year extension of the maturity date.
•Extension of the waiver period for the testing of the financial covenants through year end 2021 and extending the modification of certain financial covenants, once quarterly testing resumes, through the first quarter of 2023.
•Modification of the application of mandatory prepayments. The amendments require the Company, in the event that the revolving credit facility outstanding balance is less than $350 million, to apply 50% of net proceeds raised through various activities, including debt issuances, equity issuances, and dispositions, to repay its revolving credit facility, with the balance of the proceeds retained by the Company. If the revolving credit facility outstanding balance is greater than $350 million, there is no change to the application of mandatory prepayments.
•Extension of the minimum liquidity covenant through the second quarter of 2022.
Prior to this amendment, the Company completed additional amendments of its corporate credit facilities in August in connection with its $300 million senior secured notes offering, as previously disclosed.
Liquidity and Balance Sheet
As of September 30, 2020, the Company had total outstanding debt of $1.7 billion with a weighted average interest rate of 4.08%. The Company had approximately $321 million of cash and cash equivalents, which included approximately $28 million of cash held in property-level working capital accounts. In addition, the Company held approximately $46 million of restricted cash and escrows at the end of the third quarter.
As a result of its recent capital markets activity, the Company has addressed all near-term maturities with its next maturity occurring in 2023. As of October 30, 2020, the Company had total outstanding debt of $1.5 billion with a weighted average interest rate of 4.62%. Currently, the Company has approximately $600 million of liquidity including cash and cash equivalents and availability on its revolving credit facility.

The Company has revised its estimate of average monthly recurring net cash expenses to reflect the recommencement of operations at its properties as follows, assuming current levels of demand:

($ in millions)	Current Estimate(1) as of October 30, 2020

Hotel operations	$2.0
Real estate taxes, personal property taxes and insurance	4.5
General and administrative expenses, cash	1.5
Debt service	6.5
Average monthly recurring cash expenses	$14.5

1.Assumes 36 of 37 hotels are open and operating at current levels of demand. Amounts are rounded. Reflects combination of estimated actual recurring revenues and expenses, as well as monthly expense accruals for certain items that are not paid on a monthly basis. Based on properties owned as of October 30, 2020.
Capital Expenditures
During the three and nine months ended September 30, 2020, the Company invested $18 million and $58 million in its portfolio, respectively.
The Company has completed the majority of its transformational renovation at Park Hyatt Aviara Resort, Golf Club & Spa and reopened the resort on September 30, 2020. During the quarter, the Company completed the renovation of the lobby and reception area, including the lobby lounge and bar. Additionally, the Company made substantial progress on the renovation and additions to the pool area and water amenities, which have been completed subsequent to quarter end. The remaining projects at the resort include the conversion of the existing specialty restaurant into a new three-meal dining concept, which is expected to be completed by the end of 2020, and the renovation to the golf club house, including the addition of a new celebrity chef-driven concept, which is expected to be completed by the end of the first quarter of 2021.
Additionally during the quarter, the Company completed the guestroom renovation at Marriott Woodlands Waterway Hotel & Convention Center, as well as substantially completed the renovation of the existing ballroom and meeting space at Hyatt Regency Grand Cypress.
Impairment Loss
During the third quarter, the Company recorded a non-cash impairment charge of $8.9 million related to Renaissance Austin Hotel, which was attributable to the sale price in the purchase and sale agreement that was executed subsequent to quarter end.
2020 Outlook and Guidance
The Company does not expect to issue earnings guidance until it has more clarity on fundamentals and trends within the industry. The Company is providing the following guidance on certain corporate expenses:
•General and administrative expenses are projected to be approximately $18 million, excluding non-cash share-based compensation and non-recurring restructuring costs.

•Interest expense is projected to be approximately $59 million, excluding non-cash loan related costs. Interest expense reflects the recent issuance of $500 million of senior secured notes and all completed loan pay downs.

•Capital expenditures are projected to be approximately $70 million.

Third Quarter 2020 Earnings Call
The Company will conduct its quarterly conference call on Friday, October 30, 2020 at 1:00 PM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 37 hotels comprising 10,749 rooms across 16 states. Xenia’s hotels are in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection and Sage Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook related to the effects of the COVID-19 pandemic, including on the demand for travel, transient and group business, the timing of hotel reopenings, the level of expenses incurred in connection with hotel reopenings, capital expenditures, timing of renovations, status of transactions and escrow deposits, and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the impact of the COVID-19 pandemic, including on the demand for travel, transient and group business, and levels of consumer confidence; (ii) actions that governments, businesses, and individuals take in response to the COVID-19 pandemic or any future resurgence, including limiting or banning travel; (iii) the impact of the COVID-19 pandemic and actions taken in response to the pandemic or any future resurgence on global, national, or regional economies, travel and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; (iv) the ability of hotel managers to successfully navigate the impacts of the COVID-19 pandemic; (v) the pace of recovery following the COVID-19 pandemic or any future resurgence; (vi) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (vii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions, prolonged periods of civil unrest in our markets, and cancellation of or delays in the completion of anticipated demand generators, (viii) the availability and terms of financing and capital and the general volatility of securities markets, (ix) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (x) interest rate increases, (xi) ability to successfully negotiate amendments and covenant waivers with its unsecured and secured indebtedness; (xii) ability to comply with covenants, restrictions, and limitations in any existing or revised loan agreements with our unsecured and secured lenders; (xiii) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (xiv) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, or cyber incidents; (xv) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (xvi) levels of spending in business and leisure segments as well as consumer confidence (xvii) declines in occupancy and average daily rate, (xviii) the seasonal and cyclical nature of the real estate and hospitality businesses, (xix) changes in distribution arrangements, such as through Internet travel intermediaries, (xx) relationships with labor unions and changes in labor laws, (xxi) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied, and (xxii) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Xenia Investor Relations website. While not all the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111.
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2020 and December 31, 2019

($ amounts in thousands)

	September 30, 2020	December 31, 2019
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$456,784	$483,052
Buildings and other improvements	3,172,491	3,270,056
Total	$3,629,275	$3,753,108
Less: accumulated depreciation	(875,356)	(826,738)
Net investment properties	$2,753,919	$2,926,370
Cash and cash equivalents	321,051	110,841
Restricted cash and escrows	46,297	84,105
Accounts and rents receivable, net of allowance for doubtful accounts	9,093	36,542
Intangible assets, net of accumulated amortization	7,066	28,997
Other assets	87,642	76,151
Assets held for sale	115,173	—
Total assets	$3,340,241	$3,263,006
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,583,530	$1,293,054
Accounts payable and accrued expenses	73,639	88,197
Distributions payable	245	31,802
Other liabilities	81,152	74,795
Liabilities associated with assets held for sale	65,460	—
Total liabilities	$1,804,026	$1,487,848
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 113,730,716 and 112,670,757 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1,138	1,127
Additional paid in capital	2,079,878	2,060,924
Accumulated other comprehensive loss	(17,224)	(4,596)
Accumulated distributions in excess of net earnings	(537,339)	(318,434)
Total Company stockholders' equity	$1,526,453	$1,739,021
Non-controlling interests	9,762	36,137
Total equity	$1,536,215	$1,775,158
Total liabilities and equity	$3,340,241	$3,263,006

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income
For the Three and Nine Months Ended September 30, 2020 and 2019
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues:
Rooms revenues	$41,081	$168,744	$172,550	$523,912
Food and beverage revenues	11,762	79,825	87,587	282,685
Other revenues	11,111	20,362	33,992	60,306
Total revenues	$63,954	$268,931	$294,129	$866,903
Expenses:
Rooms expenses	14,267	40,782	56,458	123,102
Food and beverage expenses	14,730	57,356	75,451	184,151
Other direct expenses	2,863	7,576	9,763	22,594
Other indirect expenses	33,490	70,874	130,297	215,103
Management and franchise fees	2,043	10,592	9,212	35,103
Total hotel operating expenses	$67,393	$187,180	$281,181	$580,053
Depreciation and amortization	37,307	39,072	111,660	118,760
Real estate taxes, personal property taxes and insurance	13,028	13,331	39,800	38,968
Ground lease expense	478	1,071	1,604	3,319
General and administrative expenses	6,676	7,351	24,656	22,973
Gain on business interruption insurance	—	—	—	(823)
Acquisition, terminated transaction and pre-opening expenses	146	662	994	947
Impairment and other losses	8,942	—	29,044	14,771
Total expenses	$133,970	$248,667	$488,939	$778,968
Operating (loss) income	$(70,016)	$20,264	$(194,810)	$87,935
Other income	26,965	257	29,335	540
Interest expense	(17,006)	(12,293)	(43,601)	(37,260)
Loss on extinguishment of debt	—	—	—	(214)
Net (loss) income before income taxes	$(60,057)	$8,228	$(209,076)	$51,001
Income tax benefit (expense)	6,448	2,442	16,849	(9,844)
Net (loss) income	$(53,609)	$10,670	$(192,227)	$41,157
Net loss (income) attributable to non-controlling interests	1,265	(355)	4,619	(1,366)
Net (loss) income attributable to common stockholders	$(52,344)	$10,315	$(187,608)	$39,791

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income - Continued
For the Three and Nine Months Ended September 30, 2020 and 2019
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Basic and diluted (loss) earnings per share
Net (loss) income per share available to common stockholders - basic and diluted	$(0.46)	$0.09	$(1.66)	$0.35
Weighted average number of common shares (basic)	113,730,716	112,641,568	113,407,217	112,634,174
Weighted average number of common shares (diluted)	113,730,716	112,932,952	113,407,217	112,918,790

Comprehensive (Loss) Income:
Net (loss) income	$(53,609)	$10,670	$(192,227)	$41,157
Other comprehensive (loss) income:
Unrealized gain (loss) on interest rate derivative instruments	264	(2,168)	(18,535)	(16,703)
Reclassification adjustment for amounts recognized in net (loss) income (interest expense)	2,840	(802)	5,511	(3,403)
	$(50,505)	$7,700	$(205,251)	$21,051
Comprehensive loss (income) attributable to non-controlling interests	1,191	(257)	5,015	(703)
Comprehensive (loss) income attributable to the Company	$(49,314)	$7,443	$(200,236)	$20,348

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership Units because our Operating Partnership Units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, hotel property acquisition, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to significant renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.

As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and comprehensive income include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the December 2018 restatement whitepaper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to common stock and units holders.
We further adjust FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel property acquisition, terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, operating results from properties that are sold and other items we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted average common share count used to derive net income per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net (Loss) Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three and Nine Months Ended September 30, 2020 and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(53,609)	$10,670	$(192,227)	$41,157
Adjustments:
Interest expense	17,006	12,293	43,601	37,260
Income tax (benefit) expense	(6,448)	(2,442)	(16,849)	9,844
Depreciation and amortization	37,307	39,072	111,660	118,760
EBITDA	$(5,744)	$59,593	$(53,815)	$207,021
Impairment and other losses(1)	8,942	—	29,044	14,771
Loss (gain) on sale of investment properties	—	—	—	—
EBITDAre	$3,198	$59,593	$(24,771)	$221,792

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	(98)	(99)	(292)	(303)
Loss on extinguishment of debt	—	—	—	214
Acquisition, terminated transaction and pre-opening expenses	146	662	994	947
Amortization of share-based compensation expense(2)	2,265	2,295	8,574	7,091
Non-cash ground rent and straight-line rent expense	80	128	237	382
Other income attributed to deposits recognized from terminated transactions(3)	(26,750)	—	(28,750)	—
Other non-recurring expenses(2)	38	—	2,371	—
Adjusted EBITDAre attributable to common stock and unit holders	$(21,121)	$62,579	$(41,637)	$230,123
Corporate-level costs and expenses	4,349	5,058	14,378	16,946
Income from transaction properties	1,231	(2,447)	3,937	(6,199)
Pro forma hotel level adjustments, net(4)	—	135	(281)	296
Gain on business interruption insurance	—	—	—	(823)
Same-Property Hotel EBITDA attributable to common stock and unit holders(5)	$(15,541)	$65,325	$(23,603)	$240,343
(1)    During the three months ended September 30, 2020, the Company recorded an $8.9 million impairment loss related to Renaissance Austin Hotel, which was attributed to its carrying value exceeding the undiscounted cash flows over the shortened hold period. In addition, during the nine months ended September 30, 2020, the Company recorded goodwill impairments totaling $20.1 million for Andaz Savannah and Bohemian Hotel Savannah Riverfront, Autograph Collection. The goodwill impairments were directly attributed to the material adverse impact that the COVID-19 pandemic has had, and is expected to continue to have, on the results of operations at each hotel.
(2)    During the nine months ended September 30, 2020, the Company restructured its corporate office in order to preserve capital over the long-term as a result of the material and adverse impact COVID-19 has had, and is expected to continue to have, on the Company's results of operations. As a result during the nine months ended September 30, 2020, the Company incurred $1.9 million of accelerated amortization of share-based compensation expense and $1.8 million of other non-recurring expenses for severance related costs. In addition, during the three and nine months ended September 30, 2020, the Company incurred other non-recurring expenses for legal costs of $38 thousand and $0.5 million to amend the terms of its debt, respectively.
(3)    During the three and nine months ended September 30, 2020, the Company recognized other income of $26.8 million and $28.8 million, respectively, as a result of forfeited deposits that were released to us from escrow for terminated transactions. During the third quarter of 2020 we changed the year-to-date presentation of Adjusted EBITDAre to exclude this income as it was considered non-recurring investment activities, which included $2.0 million of other income that was recognized in the second quarter of 2020.
(4)     Includes the NOI guaranty payment at Andaz San Diego for the nine months ended September 30, 2020 and a prior ownership adjustment for Fairmont Pittsburgh for the nine months ended September 30, 2019.
(5)    See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three and nine months ended September 30, 2020 and 2019 on page 20.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net (Loss) Income to FFO and Adjusted FFO
For the Three and Nine Months Ended September 30, 2020 and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(53,609)	$10,670	$(192,227)	$41,157
Adjustments:
Depreciation and amortization related to investment properties	37,209	38,973	111,368	118,457
Impairment of investment properties(1)	8,942	—	29,044	14,771
FFO attributable to common stock and unit holders	$(7,458)	$49,643	$(51,815)	$174,385
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	—	—	214
Acquisition, terminated transaction and pre-opening expenses	146	662	994	947
Loan related costs, net of adjustment related to non-controlling interests(2)	1,122	602	2,205	1,829
Amortization of share-based compensation expense(3)	2,265	2,295	8,574	7,091
Non-cash ground rent and straight-line rent expense	80	128	237	382
Other income attributed to deposits recognized from terminated transactions(4)	(26,750)	—	(28,750)	—
Other non-recurring expenses(3)	38	—	2,371	—
Adjusted FFO attributable to common stock and unit holders	$(30,557)	$53,330	$(66,184)	$184,848
Weighted average shares outstanding - Diluted(5)	114,398	114,353	114,403	114,282
Adjusted FFO per diluted share	$(0.27)	$0.47	$(0.58)	$1.62
(1)    During the three months ended September 30, 2020, the Company recorded an $8.9 million impairment loss related to Renaissance Austin Hotel, which was attributed to its carrying value exceeding the undiscounted cash flows over the shortened hold period. In addition, during the nine months ended September 30, 2020, the Company recorded goodwill impairments totaling $20.1 million for Andaz Savannah and Bohemian Hotel Savannah Riverfront, Autograph Collection. The goodwill impairments were directly attributed to the material adverse impact that the COVID-19 pandemic has had, and is expected to continue to have, on the results of operations at each hotel.
(2)    Loan related costs included amortization of debt discounts and deferred loan origination costs.
(3)    During the nine months ended September 30, 2020, the Company restructured its corporate office in order to preserve capital over the long-term as a result of the material and adverse impact COVID-19 has had, and is expected to continue to have, on the Company's results of operations. As a result during the nine months ended September 30, 2020, the Company incurred $1.9 million of accelerated amortization of share-based compensation expense and $1.8 million of other non-recurring expenses for severance related costs. In addition, during the three and nine months ended September 30, 2020, the Company incurred other non-recurring expenses for legal costs of $38 thousand and $0.5 million to amend the terms of its debt, respectively.
(4)    During the three and nine months ended September 30, 2020, the Company recognized other income of $26.8 million and $28.8 million, respectively, as a result of forfeited deposits that were released to us from escrow for terminated transactions. During the third quarter of 2020 we changed the year-to-date presentation of Adjusted FFO to exclude this income as it was considered non-recurring investment activities, which included $2.0 million of other income that was recognized in the second quarter of 2020.
(5)    Diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Debt Summary as of September 30, 2020
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date	Outstanding as of September 30, 2020(2)

Mortgage Loans
Marriott Dallas Downtown	Fixed(3)	4.05%		January 2022	51,000
Kimpton Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023	57,910
Renaissance Atlanta Waverly Hotel & Convention Center	Partially Fixed(4)	3.74%		August 2024	100,000
Andaz Napa	Variable	2.05%		September 2024	56,000
The Ritz-Carlton, Pentagon City	Fixed(5)	4.95%		January 2025	65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	60,269
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	57,857
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	116,194
Total Mortgage Loans		4.12%	(6)		$564,230
Corporate Credit Facilities
Revolving Credit Facility	Variable	2.50%		February 2022	306,200
Corporate Credit Facility Term Loan $175M	Partially Fixed(7)	3.54%		February 2022	123,900
Corporate Credit Facility Term Loan $125M	Partially Fixed(8)	4.03%		October 2022	88,500
Corporate Credit Facility Term Loan $150M	Partially Fixed(9)	3.19%		August 2023	150,000
Corporate Credit Facility Term Loan $125M	Partially Fixed(10)	3.92%		September 2024	125,000
Total Corporate Credit Facilities		3.19%	(6)		$793,600
Senior Secured Notes	Fixed	6.38%		August 2025	300,000
Loan discounts and unamortized deferred financing costs, net(11)					(14,204)
Total Debt, net of loan discounts and unamortized deferred financing costs		4.08%	(6)		$1,643,626
(1)The variable index for secured mortgage loans is one-month LIBOR and the variable index for corporate credit facilities reflects a 25 to 50 basis point LIBOR floor which is applicable for the value of all corporate credit facilities not currently subject to an interest rate hedge.
(2)For certain secured mortgage loans, includes deferred interest balances in accordance with the respective amended loan agreement as applicable.
(3)A variable interest loan for which the interest rate has been fixed through maturity.
(4)A variable interest loan for which the interest rate has been fixed on $90 million of the balance through January 2022, after which the rate reverts to variable.
(5)A variable interest loan for which the interest rate has been fixed through January 2023.
(6)Weighted average interest rate as of September 30, 2020.
(7)A variable interest loan for which LIBOR has been fixed through February 2021. The spread to LIBOR is fixed at 2.25% for the remaining term of the loan as a result of the amendment completed in June 2020.
(8)A variable interest loan for which LIBOR has been fixed through maturity. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio after the covenant compliance date specified in the applicable Corporate Credit Facility Term Loan agreement.
(9)A variable interest loan for which LIBOR has been fixed on $125 million of the balance through October 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.
(10)A variable interest loan for which LIBOR has been fixed through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.
(11)Includes loan discounts upon modification and deferred financing costs, net of the accumulated amortization.

Xenia Hotels & Resorts, Inc.
Debt Summary as of October 30, 2020(1)
($ amounts in thousands)

	Rate Type	Rate(2)		Maturity Date	Outstanding as of October 30, 2020(3)

Mortgage Loans
Kimpton Hotel Palomar Philadelphia	Fixed(4)	4.14%		January 2023	57,910
Renaissance Atlanta Waverly Hotel & Convention Center	Partially Fixed(5)	3.74%		August 2024	100,000
Andaz Napa	Partially Fixed(6)	3.55%		September 2024	56,000
The Ritz-Carlton, Pentagon City	Fixed(7)	4.95%		January 2025	65,000
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	57,857
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	116,194
Total Mortgage Loans		4.27%	(8)		$452,961
Corporate Credit Facilities
Revolving Credit Facility(9)	Variable	2.93%		February 2024	251,202
Corporate Credit Facility Term Loan $150M	Partially Fixed(10)	3.77%		August 2023	150,000
Corporate Credit Facility Term Loan $125M	Partially Fixed(11)	3.92%		September 2024	125,000
Total Corporate Credit Facilities		3.40%	(8)		$526,202
Senior Secured Notes	Fixed	6.38%		August 2025	500,000
Loan discounts and unamortized deferred financing costs, net(12)					(14,204)
Total Debt, net of loan discounts and unamortized deferred financing costs		4.62%	(8)		$1,464,959
(1)Subsequent to quarter end, the Company completed a $200 million add-on senior secured notes offering. Net proceeds, along with cash on hand, were used to repay the Company's two term loans maturing in 2022, as well as the Marriott Dallas Downtown mortgage loan. Additionally, the buyer of Residence Inn Boston Cambridge assumed the mortgage loan collateralized by the property as part of the transaction.
(2)The variable index for secured mortgage loans is one-month LIBOR and the variable index for corporate credit facilities reflects a 25 basis point LIBOR floor which is applicable for the value of all corporate credit facilities not currently subject to an interest rate hedge.
(3)For certain secured mortgage loans, includes deferred interest balances in accordance with the respective amended loan agreement as applicable.
(4)A variable interest loan for which the interest rate has been fixed through maturity.
(5)A variable interest loan for which the interest rate has been fixed on $90 million of the balance through January 2022, after which the rate reverts to variable.
(6)A variable interest loan for which the interest rate has been fixed on $51 million of the balance through January 2022, after which the rate reverts to variable.
(7)A variable interest loan for which the interest rate has been fixed through January 2023.
(8)Weighted average interest rate as of October 30, 2020.
(9)In October, the Company increased commitments under the revolving credit facility by $23 million to $523 million through February 2022, after which the total commitments will decrease to $450 million through February 2024. This reflects a two year extension of the maturity date.
(10)A variable interest loan for which LIBOR has been fixed on $125 million of the balance through October 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.
(11)A variable interest loan for which LIBOR has been fixed through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.
(12)Includes loan discounts upon modification and deferred financing costs, net of the accumulated amortization. Does not include deferred costs/premiums for new notes or the write off of remaining unamortized balances from debt extinguished in October.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Nine Months Ended September 30, 2020 and 2019
($ amounts in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019		Change	2020	2019		Change
Same-Property Revenues(1):
Rooms revenues	$41,082	$162,821		(74.8)%	$170,595	$508,034		(66.4)%
Food and beverage revenues	11,757	77,063		(84.7)%	86,438	274,993		(68.6)%
Other revenues	10,980	19,042		(42.3)%	33,532	56,974		(41.1)%
Total Same-Property revenues	$63,819	$258,926		(75.4)%	$290,565	$840,001		(65.4)%

Same-Property Expenses(1):
Rooms expenses	$14,133	$39,496		(64.2)%	$55,170	$119,521		(53.8)%
Food and beverage expenses	14,553	55,627		(73.8)%	73,596	179,338		(59.0)%
Other direct expenses	2,863	6,920		(58.6)%	9,763	20,828		(53.1)%
Other indirect expenses	32,911	67,500		(51.2)%	126,208	204,965		(38.4)%
Management and franchise fees	2,039	10,182		(80.0)%	9,113	33,988		(73.2)%
Real estate taxes, personal property taxes and insurance	12,446	12,915		(3.6)%	38,901	38,031		2.3%
Ground lease expense	415	961		(56.8)%	1,417	2,987		(52.6)%
Total Same-Property hotel operating expenses	$79,360	$193,601		(59.0)%	$314,168	$599,658		(47.6)%

Same-Property Hotel EBITDA(1)	$(15,541)	$65,325		(123.8)%	$(23,603)	$240,343		(109.8)%
Same-Property Hotel EBITDA Margin(1)	(24.4)%	25.2%	(4,958)	bps	(8.1)%	28.6%	(3,674)	bps
(1)“Same-Property” includes all hotels owned as of September 30, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three and nine months ended September 30, 2020. "Same-Property" also includes disruption from the COVID-19 pandemic in 2020 results and renovation disruption for multiple capital projects during the periods presented, and excludes the NOI guaranty payment at Andaz San Diego. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Total Revenues - GAAP	$63,954	$268,931	$294,129	$866,903
Hotel revenues from sold hotels	—	(10,005)	—	(26,902)
Other revenues	(135)	—	(3,564)	—
Total Same-Property Revenues	$63,819	$258,926	$290,565	$840,001

Total Hotel Operating Expenses - GAAP	$67,393	$187,180	$281,181	$580,053
Real estate taxes, personal property taxes and insurance	13,028	13,331	39,800	38,968
Ground lease expense, net(a)	415	961	1,417	2,987
Other expense / (income)	(64)	(80)	(192)	(205)
Corporate-level costs and expenses	(46)	(367)	(817)	(1,699)
Hotel expenses from sold hotels	(1,366)	(7,559)	(7,221)	(20,723)
Pre-opening and hotel rebranding expenses	—	135	—	277
Total Same-Property Hotel Operating Expenses	$79,360	$193,601	$314,168	$599,658
(a)     Excludes non-cash ground rent expense.